                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ____)*

                          Concord Communications, Inc.

--------------------------------------------------------------------------------
                               (Name of Issuer)
                   Common Stock, $0.01 par value per share

--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  206186108
                ----------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement X. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G


CUSIP NO.  206186108                                      PAGE ____OF _____PAGES

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            APEX INVESTMENT FUND II, LP
            36-3698753

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------

                 5      SOLE VOTING POWER
                        1,569,335
                 ---------------------------------------------------------------
                 6      SHARED VOTING POWER
  NUMBER OF             -0-
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     7      SOLE DISPOSITIVE POWER
  OWNED BY              1,569,335
   EACH          ---------------------------------------------------------------
 REPORTING       8      SHARED DISPOSITIVE POWER
PERSON WITH             -0-
                 ---------------------------------------------------------------


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,569,335

--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*    [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.1%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G


CUSIP NO.  206186108                                                    PAGE _____OF _____PAGES
            NAME OF REPORTING PERSON
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            APEX MANAGEMENT PARTNERSHIP
            36-4078929
------------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (A) [ ]
                                                                                        (B) [ ]
------------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
------------------------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                             5           SOLE VOTING POWER

                                                    -0-

                                   -------------------------------------------------------------------------------------------------
                                        6           SHARED VOTING POWER
                                                    1,569,335

                                   -------------------------------------------------------------------------------------------------
                                        7           SOLE DISPOSITIVE POWER
                                                    -0-

                                   -------------------------------------------------------------------------------------------------
                                        8           SHARED DISPOSITIVE POWER
                                                    1,569,335

                                   -------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,569,335
------------------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*           [ ]

------------------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.1%

------------------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            PN

------------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP NO.  206186108                                      PAGE     OF     PAGES

--------------------------------------------------------------------------------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            GEORGE M. MIDDLEMAS
            ###-##-####

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A) [ ]
                                                                      (B) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES

--------------------------------------------------------------------------------


                                        5           SOLE VOTING POWER
                                                    -0-
      NUMBER OF
       SHARES                           ----------------------------------------
     BENEFICIALLY                       6           SHARED VOTING POWER
       OWNED BY                                     1,569,335
         EACH                           ----------------------------------------
       REPORTING                        7           SOLE DISPOSITIVE POWER
      PERSON WITH                                   -0-
                                        ----------------------------------------
                                        8           SHARED DISPOSITIVE POWER
                                                    1,569,335
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,569,335

--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                       [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.1%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            IN

--------------------------------------------------------------------------------

     *SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-95)


CUSIP NO.  206186108                                                    PAGE _____OF _____PAGES
--------------------                                                    -----------------------

            NAME OF REPORTING PERSON
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            PAUL J. RENZE
            ###-##-####
-----------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a) [ ]
                                                                          (b) [ ]
-----------------------------------------------------------------------------------------------
    3       SEC USE ONLY

-----------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
-----------------------------------------------------------------------------------------------
                             5           SOLE VOTING POWER

                                         -0-
                             ------------------------------------------------------------------
                             6           SHARED VOTING POWER
                                         1,569,335

                             ------------------------------------------------------------------
 NUMBER OF                   7           SOLE DISPOSITIVE POWER
  SHARES                                 -0-
BENEFICIALLY                 ------------------------------------------------------------------
 OWNED BY                    8           SHARED DISPOSITIVE POWER
   EACH                                  1,569,335
 REPORTING                   ------------------------------------------------------------------
PERSON WITH
-----------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,569,335
-----------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

-----------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.1%

-----------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            IN

-----------------------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G



CUSIP NO.  206186108                                     PAGE _____OF _____PAGES
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            STELLAR INVESTMENT CO.
            36-3572957
--------------------------------------------------------------------------------
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (A) [ ]
    2       (B) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY
--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
                        5           SOLE VOTING POWER
                                    -0-
                        --------------------------------------------------------
                        6           SHARED VOTING POWER
                                    1,569,335
                        --------------------------------------------------------
NUMBER OF               7           SOLE DISPOSITIVE POWER
 SHARES                             -0-
BENEFICIALLY            --------------------------------------------------------
 OWNED BY               8           SHARED DISPOSITIVE POWER
   EACH                             1,569,335
 REPORTING
PERSON WITH
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,569,335
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* o
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.1%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 206186108       SCHEDULE 13G             PAGE _____ OF _____ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Productivity Fund II, LP
   36-3775406
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   628,167
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           628,167
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  628,167
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.2%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 206186108    SCHEDULE 13G             PAGE _____ OF _____ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   First Analysis Management Company II
   36-3775404
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         628,167
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   628,167
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  628,167
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.2%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 206186108      SCHEDULE 13G             PAGE _____ OF _____ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   First Analysis Corporation
   36-3140467
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   0
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         2,197,502
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           0
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   2,197,502
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  2,197,502
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   18.3%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP NO.  206186108                                                    PAGE _____OF _____PAGES

------------------------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            BRET R. MAXWELL
            ###-##-####

------------------------------------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            (A) [ ]
                                                                                            (B) [ ]

------------------------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES

------------------------------------------------------------------------------------------------------------------------------------
                                        5           SOLE VOTING POWER

                                                    -0-
                                    ------------------------------------------------------------------------------------------------
                                        6           SHARED VOTING POWER

                                                    628,167
                                    ------------------------------------------------------------------------------------------------
  NUMBER OF                             7           SOLE DISPOSITIVE POWER
   SHARES
BENEFICIALLY                                        -0-
  OWNED BY                          ------------------------------------------------------------------------------------------------
    EACH                                8           SHARED DISPOSITIVE POWER
 REPORTING
PERSON WITH                                         628,187
------------------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            628,187

------------------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*               [ ]

------------------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.2%

------------------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            IN

------------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP NO.  206186108                                     PAGE _____OF _____PAGES

Item 1(a).  Name of Issuer:

            Concord Communications, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            33 Boston Post Road West, Marlboro, MA  01752

Item 2(a).  Name of Person Filing:

            Apex Investment Fund II, LP ("Apex"), Apex Management Partnership ("AMP"), George M. Middlemas ("Middlemas"), Paul J. Renze ("Renze"), Stellar Investment Co. ("Stellar"), The Productivity Fund II, LP ("Productivity"), First Analysis Management Company II ("FAMC"), First Analysis Corporation ("FAC") and Bret R. Maxwell ("Maxwell")(collectively, the "Reporting Persons"). AMP is the General Partner of Apex; each of Middlemas, Renze, Stellar and FAC
            is a General Partner of AMP.   FAMC is the General Partner of
            Productivity; each of FAC and Maxwell is a General Partner of FAMC.

Item 2(b).  Address of Principal Business Office:

            Each of the Reporting Persons maintains its principal business offices at 233 South Wacker Drive, Suite 9500, Chicago, IL 60606.

Item 2(c).  Citizenship:

            Middlemas, Renze and Maxwell are U.S. citizens. FAC and Stellar are Delaware corporations. Apex, AMP, Productivity and FAMC are Delaware limited partnerships.

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value per share ("Common Stock")

Item 2(e).  CUSIP Number

            206186108

Item 3.     Type of Person:


            Not applicable. This statement is not filed pursuant to either Rule 13-1(b) or Rule 13d-2(b).



SEC 1745 (2-95)

                                 SCHEDULE 13G


CUSIP NO.  206186108                                     PAGE _____OF _____PAGES

Item 4.   Ownership:

            (a)   Amount Beneficially Owned:

                  Apex is the record owner of 1,569,335 shares (which number includes no options exercisable within 60 days of 12/31/97).

                  By virtue of its status as the General Partner of Apex, AMP may be deemed the beneficial owner of the 1,569,335 shares owned of record by Apex.

                  By virtue of their status as General Partners of AMP, Middlemas, Renze, Stellar and FAC may be deemed the beneficial owners of the 1,569,335 shares owned of record by Apex. Each of Middlemas, Renze, Stellar and FAC disclaim beneficial ownership of shares owned of record by Apex.

                  Productivity is the record owner of 628,167 shares (which number includes no options exercisable within 60 days of 12/31/97).

                  By virtue of its status as the General Partner of Productivity, FAMC may be deemed the beneficial owner of the 628,187 shares owned of record by Productivity.

                  By virtue of their status as General Partners of FAMC, FAC and Maxwell may be deemed the beneficial owners of the 628,187 shares owned of record by Productivity. Each of FAC and Maxwell disclaim beneficial ownership of shares owned of record by Productivity.

                  AMP, Middlemas, Renze and Stellar may, therefore, be deemed the beneficial owner of 1,569,335 shares, FAC may be deemed the beneficial owner of 2,197,502 shares, and FAMC and Maxwell may be deemed the beneficial owner of 628,167 shares subject to the disclaimers noted above.

            (b)   Percent of Class:

                  Apex, AMP, Middlemas, Renze and Stellar may be deemed the beneficial owner of 13.1%. Productivity, FAMC and Maxwell may be deemed the beneficial owner of 5.2% and FAC may be deemed the beneficial owner of 18.3% (based on 12,017,471 shares reported by the Issuer's counsel to be outstanding as of 12/31/97).

                                 SCHEDULE 13G


CUSIP NO.  206186108                                     PAGE _____OF _____PAGES

     (c) Number of shares as to which person has:

         (i) Sole power to vote or to direct the vote:

                      Apex:                 1,569,335
                      AMP:                          0
                      Middlemas:                    0
                      Renze:                        0
                      Stellar:                      0
                      FAC:                          0
                      Productivity:           628,167
                      FAMC:                         0
                      Maxwell:                      0

              (ii)  Shared power to vote or to direct the vote:

                      Apex:                         0
                      AMP:                  1,569,335
                      Middlemas:            1,569,335
                      Renze:                1,569,335
                      Stellar:              1,569,335
                      FAC:                  2,197,502
                      Productivity:                 0
                      FAMC:                   628,167
                      Maxwell:                628,167


              (iii) Sole power to dispose or to direct the disposition of:

                      Apex:                 1,569,335
                      AMP:                          0
                      Middlemas:                    0
                      Renze:                        0
                      Stellar:                      0
                      FAC:                          0
                      Productivity:           628,167
                      FAMC:                         0
                      Maxwell:                      0


              (iv)  Shared power to dispose or to direct the disposition of:

                      Apex:                         0
                      AMP:                  1,569,335
                      Middlemas:            1,569,335
                      Renze:                1,569,335
                      Stellar:              1,569,335
                      FAC:                  2,197,502
                      Productivity:                 0
                      FAMC:                   628,167
                      Maxwell:                628,167

                                 SCHEDULE 13G

--------------------                             -----------------------
CUSIP NO.  206186108                             PAGE _____OF _____PAGES
--------------------                             -----------------------

Item 5.   Ownership of Five Percent or less of a Class:

               Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:



               Not applicable.  This statement is not filed pursuant to Rule
               13d-1(b)(ii)(G) or Rule 13d-1(c) by a parent holding company.

Item 8.   Identification and Classification of Members of the Group:

               Not applicable.  This statement is not filed pursuant to Rule
               13d-1(b)(ii)(H) by a group.

Item 9.   Notice of Dissolution of Group:

               Not applicable.

Item 10.  Certification:


               Not applicable.  This statement is not filed pursuant to rule
               13d-1(b).

               [REST OF THIS PAGE LEFT BLANK INTENTIONALLY.]


                                 SCHEDULE 13G


CUSIP NO.  206186108                                     PAGE _____OF _____PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1998
                               APEX INVESTMENT FUND II, LP

                               By: Apex Management Partnership
                               Its: General Partner

                               By: Stellar Investment Co.
                               Its: General Partner

                               By: James A. Johnson
                                  ---------------------------------
                                   James A. Johnson, President


                               APEX MANAGEMENT PARTNERSHIP

                               By: Stellar Investment Co.
                               Its: General Partner


                               By: James A. Johnson
                                  ---------------------------------
                                   James A. Johnson, President


                               GEORGE M. MIDDLEMAS
                               ------------------------------------
                               GEORGE M. MIDDLEMAS


                               Paul J. Renze
                               ------------------------------------
                               PAUL J. RENZE


                               STELLAR INVESTMENT CO.


                               By: James A. Johnson
                                  ---------------------------------
                                   James A. Johnson, President

                                 SCHEDULE 13G



CUSIP NO.  963505102                                  PAGE  _____OF ______ PAGES

                                 THE PRODUCTIVITY FUND II, LP

                                 By: First Analysis Management Company II
                                 Its: General Partner


                                 By: /s/ Bret R. Maxwell
                                    --------------------------------
                                    Bret R. Maxwell, General Partner



                                 FIRST ANALYSIS MANAGEMENT COMPANY II


                                 By:/s/ Bret R. Maxwell
                                    --------------------------------
                                    Bret R. Maxwell, General Partner



                                 /s/ Bret R. Maxwell
                                 --------------------------------
                                 BRET R. MAXWELL

                                 SCHEDULE 13G


CUSIP NO.  206186108                              PAGE _____ OF _____ PAGES
--------------------                              -------------------------

                                  EXHIBIT I

Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Concord Communications, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 13, 1998                APEX INVESTMENT FUND II, LP

                                        By: Apex Management Partnership
                                        Its: General Partner

                                        By: Stellar Investment Co.
                                        Its: General Partner

                                        By: James A. Johnson
                                        ---------------------------
                                        James A. Johnson, President


                                        APEX MANAGEMENT PARTNERSHIP

                                        By: Stellar Investment Co.
                                        Its: General Partner


                                        By: James A. Johnson
                                        ---------------------------
                                        James A. Johnson, President

                                        George M. Middlemas
                                        --------------------
                                        George M. Middlemas


                                        Paul J. Renze
                                        ---------------------------
                                        Paul J. Renze


                                        STELLAR INVESTMENT CO.


                                        By: James A. Johnson
                                        ---------------------------
                                        James A. Johnson, President

                                 SCHEDULE 13G


CUSIP NO. 206186108                                     PAGE _____OF_____PAGES




                                        THE PRODUCTIVITY FUND II, LP

                                        By: First Analysis Management Company II
                                        Its: General Partner


                                        By: Bret R. Maxwell
                                           -------------------------------------
                                           Bret R. Maxwell, General Partner



                                        FIRST ANALYSIS MANAGEMENT COMPANY II


                                        By: Bret R. Maxwell
                                           -------------------------------------
                                           Bret R. Maxwell, General Partner



                                            Bret R. Maxwell
                                           -------------------------------------
                                           Bret R. Maxwell